Exhibit 99.1

Powerwave Technologies Completes Private Placement of Additional $50 Million of Convertible Subordinated Notes

SANTA ANA, Calif. —(Business Wire) — Dec. 7, 2004 — Powerwave Technologies Inc. (NASDAQ: PWAV -News) today announced it closed a private placement of an additional $50 million aggregate principal amount of convertible subordinated notes due November 2024, with a 1.875 percent interest rate, after the initial purchaser in Powerwave’s recent private placement of $150 million of convertible subordinated notes due November 2024 exercised its right, in full, to purchase the additional notes.

The company received net cash proceeds of approximately $48.5 million from the sale of the additional notes after deduction of placement fees.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security of the company. Neither the notes nor the underlying shares of common stock have been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact Information: Powerwave Technologies Inc., Santa Ana Kevin Michaels, 714-466-1608